Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS COMPLETES

ACQUISITION OF 100% OF TENNESSEE GAS PIPELINE

AND 50% OF EL PASO NATURAL GAS PIPELINE

HOUSTON, Aug. 13, 2012 — Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced it has completed its previously announced acquisition of 100 percent of Tennessee Gas Pipeline (TGP) and a 50 percent interest in El Paso Natural Gas (EPNG) pipeline from Kinder Morgan, Inc. (NYSE: KMI).  The approximately $6.22 billion transaction allows KMP to more than replace cash flow from certain assets it is divesting pursuant to an agreement KMI reached with the Federal Trade Commission in order to complete the El Paso Corporation acquisition.  The company anticipates that the combination of the divestitures and the purchase of these assets from KMI will be slightly accretive to its distributable cash flow in 2012 and nicely accretive thereafter.

TGP is a 13,900-mile pipeline system with a design capacity of about 7.5 billion cubic feet (Bcf) per day.  It transports natural gas from Louisiana, the Gulf of Mexico and south Texas to the northeastern United States, including the metropolitan areas of New York City and Boston.  EPNG is a 10,200-mile pipeline system with a design capacity of about 5.6 Bcf per day.  It transports natural gas from the San Juan, Permian and Anadarko basins to California, other western states, Texas and northern Mexico.  Combined, TGP and EPNG have more than 200 Bcf of working natural gas storage capacity.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 29,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and

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chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB.  For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

CONTACTS
Media Relations	Investor Relations
Richard Wheatley	Mindy Mills Thornock
(713 420-6828	(713) 369-9490
richard_wheatley@kindermorgan.com	mindy_thornock@kindermorgan.com
www.kindermorgan.com

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